Exhibit 10.5
SUMMARY SCHEDULE OF NON-EMPLOYEE DIRECTORS’ COMPENSATION
Effective June 19, 2009
Annual Retainers
•	Non-Employee Chairman: $ 145,000
•	Non-Employee Directors other than the Chairman: $45,000
•	Audit Committee Members: $10,000
•	Nominating & Governance Committee Members: $5,000
•	Compensation Committee Members: $5,000
•	Risk and Finance Oversight Committee Members: $5,000
•	Special Committee Chairman approximately: $25,000
Fees for Meeting Attendance
•	Board Meetings: $2,000 per meeting
•	Committee Meetings: $2,000 per meeting
Except for the Non-Employee Chairman’s annual retainer, directors may choose to be paid their annual retainers and meeting fees in one or both of the following forms:
•	Cash
•	Common Stock
Each director completes a written election before the beginning of each calendar year specifying the types and percentages of compensation to be paid in each form of payment. If a director chooses to be paid in common stock, the director receives a 25 percent premium in restricted stock with voting and dividend rights which vests and the restrictions are removed on the vesting date of the immediately preceding annual grant.
The Non-Employee Chairman may choose to be paid his annual retainer in cash or common stock by completing a written election but will not be entitled to a 25 percent premium if he chooses common stock.
Equity Compensation
•
Annual grant of 6,000 shares of restricted stock with voting and dividend rights. The shares vest and the restrictions are removed on the earlier of the end of the director’s current term or the one-year anniversary of the grant date.

•	Initial grant of 5,000 shares of restricted stock which vests and the restrictions are removed on the vesting date of the immediately preceding annual grant.